Exhibit 10.7

Quality Agreement

TAV-Medical Ltd and PALTOP Ltd

Revision 1

PRODUCT:

TAV-Medical &PALTOP PRODUCT

MANUFACTURER:

TAV-Medical

REVISION HISTORY

Effective Date: 12/05/2011 Doc. QAD0083 Page 1 of 6

1.0 Purpose

This document defines the requirements that must be met by the Contract Manufacturer (CM) & Supplier ‘TAV-Medical’ (herby:“Tav) organization in the conduct of the applicable production activities related to the TAV-Medical & Paltop products. These requirements have been established by Paltop to fulfill all quality, regulatory, statutory, performance, safety, and effectiveness requirements specific to this medical product, and to fulfill Paltop responsibility as a medical device manufacturer.

This Agreement can be used in combination with a technical, legal or financial agreement (“Contractual Agreement”). This Agreement covers only requirements having regulatory implications for the medical device manufacturer and all non-regulatory issues, whether of technical, legal or financial nature, are excluded from the scope of this document.

2.0 Scope of the Agreement

This agreement covers:

•	Tav as CM for Paltop products which are manufactured according to Paltop’s design and specifications

•	Tav as Supplier for “off the shelf” Tav products purchased by Paltop (listed in Annex I).

This agreement covers all production activities performed by Tav for Paltop . These include: incoming inspections, manufacturing, in-process inspection, packaging, labeling, final inspection, and shipping.

3.0 Description of the subcontracted process

Tav components are manufactured from a variety of raw materials, such as Polystyrene, Polyethylene, Acetale, Peek or biocompatible zirconia.

For Paltop products TAV uses raw materials as defined by Paltop.

The fundamental processes required for Paltop product manufacturing are as follows:

•	Raw material incoming inspection

•	Molding

•	In-process inspection

•	Final inspection

4.0 Regulatory Responsibilities

4.1 TAV as CM

•

The CM is responsible for meeting all requirements described in this Agreement and for promptly (i.e., without any undue delay) informing Paltop of any deviation or violation with respect to the requirements of this Agreement.

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•	CM is responsible for adherence to their quality system and quality control plans, as applicable.

•

CM will manufacture, inspect and test parts in accordance with this document, all applicable specifications & instructions and ensure all process and product requirements, as defined in this document, are met.

•	CM will use Paltop work instructions, material specifications, drawings, travelers and part numbers based upon original documents or CM drawings with Paltop approval.

•

CM will not implement a change or modification to any document, process, activity etc. without prior notifying Paltop and getting their written approval. The change process is described in section 10.6

•	CM will ensure that order paperwork (such as the Paltop PO/Work Order) is handled so as to maintain association with sub-assemblies and finished product covered by that order.

•

CM will monitor and establish continuous improvement on the overall quality level of the Paltop product via the Non-conforming Material (NCR/MRB) process. Upon request from Paltop, CM will supply information on the overall quality level of the product. This information will consist of the level of MRB activity by the number of written MRB’s compared to the number of lots produced.

•	CM will perform manufacturing runs based on the Purchase Order.

4.2 TAV as Supplier

•

Tav is responsible for meeting all requirements described in this Agreement and for promptly (i.e., without any undue delay) informing Paltop of any deviation or violation with respect to the requirements of this Agreement.

•	Tav is responsible for adherence to their quality system and quality control plans, as applicable.

•	Tav will inform Paltop regarding any change or modification that might affect product quality, functional and/or dimensional properties. The change process is described in section 10.6

•	Tav will monitor and establish continuous improvement on the overall quality level of the product via the Non-Conforming Material (NCR/MRB) process.

4.3 Paltop

•	Paltop is responsible for properly communicating to the CM any change to the requirements of this Agreement or changes to the documents included in the Device Master Record (DMR).

•	Paltop will provide copies of new or revised Specifications to CM for review, comment and concurrence. Additionally, Paltop will obtain acknowledged receipt of changes.

•	Paltop will review any changes or modifications to the processes, materials, quality plan or drawings outlined within this Quality Agreement.

•	Paltop is responsible for all design related Regulatory compliance issues related to this product line.

•	Paltop will indicate in its PO the part No., part name and part Rev.

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5.0 Components/Materials

•	The Paltop product will be manufactured by using materials appeared in the drawings, purchased and delivered by CM from approved suppliers only. CM shall maintain the approved supplier list.

•	CM will conduct evaluations of in-coming materials per CM materials/components specifications and incoming inspection specifications and test method(s).

6.0 Manufacturing Equipment

•

The Paltop product manufacturing shall be performed by using the equipment and tooling indicated in the manufacturing specifications and SOPs. The equipment shall be in a proper state of preventive maintenance (PM) and calibration as required.

•

Equipment and instrumentation used for material/components/product inspection at receiving or during manufacturing (in-process) will be maintained to protect its measurement integrity and will be maintained in a current state of calibration where applicable.

9.0 Transportation and Storage

Once products are packed they shall be stored in such a manner as to prevent any adverse effect to the product.

For each shipment, Tav will provide Paltop a Certificate of Compliance accompanied with the raw material COC & COA (except for Zirconia, in this material TAV will add a notice in its COC regarding biocompatibility).

10.0 Procedural

10.1 Communication

The CM is responsible for appointing a member of its staff as the point of contact for the Paltop Product. The PM will be the CM single point of contact for all communication with Paltop.

10.2 Monitoring

The CM agrees to allow personnel from (or consultant(s) working on behalf of Paltop)(will be approved individually) or official authorities related to Paltop (such as Notified body, FDA inspector) to perform periodic inspections/audits of the production activities conducted by the CM related to the Paltop product. During such inspections, the CM must allow the inspector(s) full and unrestricted access to facilities, resources, documents and records pertaining to the project. All audits or visits must be co-ordinated and approved by TAV in advance. Audits & visits are welcome however must be in proportion to Paltop activity (one full audit and one partiale audit per year). When there is no such proportion, audits & visits will be performed with agreed charge.

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10.3 Paltop Order Processing

Prior to manufacturing the CM shall acknowledge receipt and review any Paltop order for completeness and clarity. Any ambiguities, changes or amendments shall be reconciled with Paltop prior to initiating manufacturing.

10.4 Control of Documents

The CM agrees to establish and maintain a document control process in compliance with the requirements of the ISO 9001 standard for all the documentation related to Paltop Evidence of such compliance must be available to Paltop during the monitoring inspections of the CM.

10.5 Records control

The CM agrees to establish and maintain a records control system in compliance with the requirements of the ISO 9001 standard for all records related to Paltop. Evidence of such compliance must be available to Paltop during the monitoring inspections of the CM. The records shall be maintained for a period of at least 7 years from the last product that have been manufactured, per Paltop notice.

10.6 Change Control

Tav agrees to establish and maintain a change control process in compliance with the requirements of the ISO 9001 standard. Evidence of such compliance must be available to Paltop during the monitoring inspections of the CM.

For Paltop Products (Tav as CM) Paltop is responsible for documenting a change according to the requirements of its Change Control procedure. Paltop will transmit the change requests to the CM. The CM is responsible for communicating internally generated change requests to Paltop and for the implementation of changes as per Paltop instructions. Paltop and the CM will work closely in the assessment, approval and implementation of a change. No change to raw materials specifications or suppliers, manufacturing specifications and processes (i.e., to the drawings and processing oils), or other specifications and procedures or any other issues that might affect Paltop product quality as agreed upon by Paltop and the CM, can be implemented by the CM without prior review and approval by Paltop.

For Tav Products (Tav as Supplier), according to Annex I, Tav agrees to inform Paltop regarding any changes that might affect product functional and/or dimensional properties such as raw materials specifications manufacturing specifications and processes, or other specifications and procedures or any other issues that might affect product quality.

10.7 Risk Management

It is Paltop responsibility to comply with all applicable Risk Management regulatory requirements.

10.8 Purchasing

The CM agrees to establish and maintain a purchasing control system, where and when applicable, in compliance with the requirements of the ISO 9001 standard for all materials and components part of the Paltop product. Evidence of such compliance must be available to Paltop during the monitoring inspections of the CM.

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10.9 Device History Records

The CM agrees to establish and maintain a Device History Record (DHR) documentation process for each lot in compliance with the requirements of the ISO 9001 standard as it applies to all inspection and manufacturing activities related to Paltop product. Evidence of such compliance must be available to Paltop during the monitoring inspections of the CM.

For every manufactured lot, the CM must document a complete DHR. Complete DHRs contain all required information to establish product traceability.

10.10 Identification & Traceability

The CM agrees to establish and maintain an identification and traceability documentation process in compliance with Paltop requirements and the requirements of the ISO 9001 standard as it applies to the manufacturing activities related to Paltop product. Evidence of such compliance must be available to Paltop during the monitoring inspections of the CM. Prior to any product lot being shipped by the CM to Paltop, a product lot no. must be written in COC and delivery note.

10.11 Control of Non Conformances

The CM agrees to establish and maintain a non-conforming materials process in compliance with the requirements of Paltop requirements and the ISO 9001 standard as it applies to all manufacturing activities related to Paltop product. Evidence of such compliance must be available to Paltop during the monitoring inspections of the CM.

Use of non-conforming material or shipment of nonconforming product is prohibited unless approved by Paltop. Any non-conformances pertaining to Paltop products shall be reported by the CM to Paltop immediately or upon rising of a non-conformance report, according to Paltop instructions and the ISO 9001 compliant procedure used by the CM.

10.12 Corrective & Preventative Actions (CAPA)

The CM agrees to provide adequate support and to cooperate with Paltop in the resolution of any CAPA raised by Paltop pertaining to the activities performed by the CM in relation to the product.

The CM acknowledges that the lack of resolution of a CAPA raised by Paltop for the product might impair the marketability of the product and consequently halt the manufacturing process.

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